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                                                                 EXHIBIT 10.5

                             MERCEDES-BENZ USA, INC.

                                  Mercedes-Benz
                         Light Truck Retailer Agreement

                                Table of Contents
                                -----------------

RETAILER AGREEMENT                                                      Page
                                                                        ----
     MERCEDES-BENZ STATEMENT OF COMMITMENT                               (i)

     A.   APPOINTMENT OF RETAILER                                       (ii)
     B.   TERM                                                          (ii)
     C.   ADDITIONAL PROVISIONS                                         (ii)
     D.   RETAILER OWNERSHIP                                            (ii)
     E.   RETAILER MANAGEMENT                                           (ii)
     F.   MERCEDES-BENZ CENTER FACILITIES                              (iii)
     G.   MERCEDES-BENZ PARTNERSHIP GROUPS                             (iii)
     H.   MODIFICATION OF AGREEMENT                                     (iv)
     I.   EXECUTION OF AGREEMENT                                        (iv)
     J.   MUTUAL RELEASE                                                (iv)
     K.   CERTIFICATION                                                 (iv)

     FINAL PARAGRAPH                                                     (V)

STANDARD PROVISIONS

I.   ACQUISITION, DELIVERY AND INVENTORY OF MERCEDES-
     BENZ LIGHT TRUCK PRODUCTS                                             1

     A.   PRICES AND TERMS OF SALE                                         1
     B.   AVAILABILITY AND ALLOCATION OF PRODUCTS                          1
     C.   DELIVERY OF PRODUCTS                                             1
     D.   PASSAGE OF TITLE                                                 1
     E.   RISK OF DAMAGE OR LOSS                                           2
     F.   DELAY OR FAILURE OF DELIVERY                                     2
     G.   DIVERSION AND STORAGE CHARGES                                    2
     H.   SECURITY INTEREST                                                2

          1.   Grant of Security Interest                                  2
          2.   Default in Payment                                          3
          3.   Assembly of Collateral, Payment of Costs and Notices        3
          4.   Recording and Further Assurances                            3
          5.   Records and Schedules of Inventory                          3




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     I.   CHANGES OF DESIGN, SPECIFICATIONS OR OPTIONS                     4
     J.   DISCONTINUANCE OF MANUFACTURE OR
            IMPORTATION                                                    4
     K.   MINIMUM VEHICLE INVENTORIES                                      4
     L.   PRODUCT MODIFICATIONS                                            4

II.  RETAILER'S MARKETING AND SALES OF MERCEDES-
     BENZ LIGHT TRUCK PRODUCTS                                             4

     A.   RETAILER'S GENERAL RESPONSIBILITIES                              4
     B.   EXPORT POLICY                                                    5
     C.   MERCEDES-BENZ RETAILER ASSOCIATION                               5
     D.   AREA OF INFLUENCE                                                6
     E.   EVALUATION OF RETAILER'S MARKETING AND
          SALES PERFORMANCE                                                6

III. RETAILER'S SERVICE OBLIGATIONS                                        6

     A.   CLIENT SERVICE STANDARDS                                         6
     B.   RETAILER'S SPECIFIC SERVICE OBLIGATIONS                          7

          1.   Pre-Delivery Inspections and Service                        7
          2.   Warranty Repairs and Policy Service                         7
          3.   Service Campaign Inspections and Corrections                7
          4.   Roadside Assistance Program                                 8

     C.   USE OF PARTS AND ACCESSORIES IN
          NON-WARRANTY SERVICE                                             8

          1.   Quality Standards                                           8
          2.   Retailer's Disclosures as to Use of and
               Warranties for Non-Genuine Parts and Accessories            8

     D.   COMPLIANCE WITH SAFETY AND EMISSION
          CONTROL REQUIREMENTS                                             9

     E.   COMPLIANCE WITH CONSUMER PROTECTION
          STATUTES, RULES AND REGULATIONS                                  9

IV.  RETAILER'S SERVICE AND PARTS ORGANIZATION                             9

     A.   ORGANIZATION AND STANDARDS                                       9
     B.   SERVICE EQUIPMENT AND SPECIAL TOOLS                             10
     C.   PARTS STOCKING LEVEL                                            10
     D.   AFTER HOURS DELIVERY                                            10
     E.   ASSISTANCE PROVIDED BY MBUSA                                    10




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          1.   Service Manuals and Materials                              10
          2.   Field Personnel Assistance                                 10

     F.   EVALUATION OF RETAILER'S SERVICE
          AND PARTS PERFORMANCE                                           11

     G.   ADDITIONAL FACILITIES OR LOCATIONS                              11

V.   CLIENT SATISFACTION RESPONSIBILITIES                                 11

     A.   RETAILER'S CLIENT SATISFACTION
          OBLIGATIONS                                                     11

          1.   Retailer's Client Satisfaction Plan                        11
          2.   Employee Training                                          12
          3.   Client Assistance Response System                          12

     B.   EVALUATION OF RETAILER'S CLIENT
          SATISFACTION PERFORMANCE                                        12

VI.  MERCEDES-BENZ CENTER FACILITIES AND
     IDENTIFICATION                                                       12

     A.   LOCATION AND FACILITIES                                         12
     B.   CHANGES AND ADDITIONS                                           13
     C.   RETAILER'S OPERATING HOURS                                      13
     D.   CORPORATE IDENTITY                                              14
     E.   EVALUATION OF MERCEDES-BENZ CENTER
          FACILITIES                                                      14
     F.   OWNERSHIP AND USE OF MERCEDES-BENZ MARKS                        14

          1.   Validity and Exclusive Ownership of
               Mercedes-Benz Marks                                        14
          2.   Use by Retailer                                            14
          3.   Discontinuance of Use                                      15
          4.   Enforcement                                                15

VII. WARRANTIES                                                           15

VIII.CAPITAL, CREDIT, RECORDS AND UNIFORM SYSTEMS                         16

     A.   NET WORKING CAPITAL                                             16
     B.   FLOORING AND LINES OF CREDIT                                    16
     C.   PAYMENT TERMS                                                   16
     D.   UNIFORM ACCOUNTING SYSTEM                                       17
     E.   RECORDS MAINTENANCE                                             17

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     F.   EXAMINATION OF MERCEDES-BENZ CENTER
          ACCOUNTS AND RECORDS                                            17
     G.   TAXES                                                           18
     H.   CONFIDENTIALITY                                                 18
     I.   MERCEDES-BENZ RETAILER COMMUNICATIONS
          SYSTEM AND PROPRIETARY MANUFACTURER
          SYSTEMS                                                         18
     J.   SALES REPORTING                                                 18

IX.  TRANSFERS                                                            19

     A.   SALE OF ASSETS OR OWNERSHIP INTEREST                            19
     B.   RIGHT OF FIRST REFUSAL OR OPTION TO PURCHASE                    19

          1.      Rights Granted                                          19
          2.      Exercise of MBUSA'S Rights                              20
          3.      Right of First Refusal                                  20
          4.      Option to Purchase                                      21
          S.      Retailer's Obligations                                  21

X.   SUCESSION RIGHTS UPON DEATH OR INCAPACITY                            22

     A.   SUCCESSION TO OWNERSHIP AFTER DEATH OF
          OWNER                                                           22
     B.   INCAPACITY OF OWNER                                             23
     C.   NOMINATION OF SUCCESSOR PRIOR TO DEATH
          OR INCAPACITY OF OWNER                                          23

XI.  TERMINATION                                                          24

     A.   VOLUNTARY TERMINATION BY RETAILER                               24
     B.   TERMINATION FOR CAUSE                                           24

          1.   Immediate Termination                                      24
          2.   Termination Upon Sixty Days Notice                         26
          3.   Termination for Failure of Performance                     27
          4.   Termination Upon Death or Incapacity                       27

     C.   TERMINATION UPON TERMINATION OF
          DISTRIBUTORSHIP                                                 27
     D.   TERMINATION FOR FAILURE OF MBUSA TO BE
          LICENSED                                                        27
     E.   TERMINATION UPON OFFERING TO ENTER INTO A
          NEW OR AMENDED LIGHT TRUCK RETAILER
          AGREEMENT                                                       28
     F.   NOTICE OF TERMINATION                                           28


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     G.   CONTINUANCE OF BUSINESS RELATIONS                               28
     H.   REPURCHASE PROVISIONS                                           28

          1.       MBUSA's Obligations                                    28
          2.       Retailer's Responsibilities                            29
          3.       Payment by MBUSA                                       30

XII. DISPUTE RESOLUTION PROCESS                                           30

     A.   THE MERCEDES-BENZ BOARD                                         30
     B.   MANDATORY MEDIATION                                             31
     C.   OPTIONAL ARBITRATION                                            31

XIII.DEFENSE AND INDEMNIFICATION                                          32

     A.   DEFENSE AND INDEMNIFICATION BY MBUSA                            32
     B.   DEFENSE AND INDEMNIFICATION BY RETAILER                         33
     C.   CONDITIONAL DEFENSE AND/OR
          INDEMNIFICATION                                                 34
     D.   THE EFFECT OF SUBSEQUENT DEVELOPMENTS                           34
     E.   TIME TO RESPOND AND RESPONSIBILITIES
          OF THE PARTIES                                                  34

XIV. NOTICE OF BREACH OR FAILURE TO ACT IN GOOD FAITH                     35

XV.  GENERAL PROVISIONS                                                   35

     A.   NOTICES                                                         35
     B.   NO IMPLIED WAIVERS                                              35
     C.   SOLE AGREEMENT OF THE PARTIES                                   35
     D.   RETAILER NOT AN AGENT OR REPRESENTATIVE                         36
     E.   ASSIGNMENT OF RIGHTS OR DELEGATIONS OF
          DUTIES                                                          36
     F.   NO FRANCHISE FEE                                                36
     G.   BENEFIT                                                         36
     H.   NEW JERSEY LAW                                                  36

XVI. DEFINITIONS                                                          37

XVII.ADDITIONAL PROVISIONS                                                38



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                             MERCEDES-BENZ USA, INC.

                  MERCEDES-BENZ LIGHT TRUCK RETAILER AGREEMENT
                               STANDARD PROVISIONS


I.   ACQUISITION, DELIVERY AND INVENTORY OF MERCEDES-BENZ LIGHT TRUCK PRODUCTS


     A.   PRICES AND TERMS OF SALE

          MBUSA shall offer to sell to Retailer and Retailer shall have the right to purchase from MBUSA Mercedes-Benz Light Truck Products in accordance with the provisions of this Agreement and the prices and other terms of sale that MBUSA shall establish and revise from time to time. Such revised prices or terms shall apply to any Mercedes-Benz Light Truck Product not invoiced to Retailer by MBUSA at the time the notice of such change is given to Retailer (in the case of Mercedes-Benz Light Trucks), or upon issuance of a new or modified parts price list or through change notices, letters, bulletins or revision sheets (in the case of Genuine Mercedes-Benz Light Truck Parts and Accessories), or at such other times as may be designated in writing by MBUSA.

     B.   AVAILABILITY AND ALLOCATION OF PRODUCTS

          MBUSA will allocate Mercedes-Benz Light Truck Products among its light truck retailers in a fair and equitable manner. MBUSA will, upon Retailer's request, explain the considerations and method used to allocate Mercedes-Benz Light Truck Products to Retailer.

     C.   DELIVERY OF PRODUCTS

          MBUSA will ship Mercedes-Benz Light Truck Products to Retailer by whatever mode of transportation, by whatever route, and from whatever point MBUSA may select. Retailer shall pay MBUSA such charges as MBUSA in its sole discretion establishes for such transportation services.

     D.   PASSAGE OF TITLE

          Title to each Mercedes-Benz Light Truck Product shall pass from MBUSA to Retailer, or to the financial institution designated by Retailer, upon MBUSA'S receipt of payment for said Product and upon delivery of said Product to Retailer or to a carrier for transportation to Retailer.


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     E.   RISK OF DAMAGE OR LOSS

          Retailer shall bear the risk of damage to or loss of Mercedes-Benz Light Truck Products during transportation from the point of shipment; however, MBUSA will, if requested by Retailer in such manner and within such time as MBUSA may specify, prosecute claims for damage to or loss of Mercedes-Benz Light Trucks during said transportation against the responsible carrier for and on behalf of Retailer. To the extent required by law, Retailer shall notify the purchaser of a vehicle of any damage sustained by such vehicle prior to sale.

     F.   DELAY OR FAILURE OF DELIVERY

          MBUSA shall not be liable for delay or failure to deliver Mercedes-Benz Light Truck Products that it has previously agreed to deliver, where such delay or failure to deliver is the result of any event beyond the control of MBUSA, including but not limited to any law or regulation of any governmental entity, acts of God, foreign or civil wars, riots, interruptions of navigation, shipwrecks, fires, floods, storms, strikes, lockouts, or other labor troubles, embargoes, blockades, or delay or failure of MBUSA to deliver Mercedes-Benz Light Truck Products.

     G.   DIVERSION AND STORAGE CHARGES

          Retailer shall be responsible for and shal1 pay all charges for demurrage, storage and other expense accruing after shipment to Retailer or to a carrier for transportation to Retailer. If diversions of shipments are made upon Retailer's request or are made by MBUSA as a result of Retailer's failure or refusal to accept shipments made pursuant to Retailer's orders, Retailer shall pay all additional charges and expenses incident to such diversions.

     H.   SECURITY INTEREST

          1.   GRANT OF SECURITY INTEREST

               As security for the full payment of all sums from time to time owed by Retailer to MBUSA under this Agreement, whether such sums are now or hereafter become due and owing, Retailer hereby grants to MBUSA a security interest in the following items for which MBUSA has not received payment (collectively referred to as "Collateral"):

               (i) All Genuine Mercedes-Benz Light Truck Parts and Accessories and other related items delivered by MBUSA to Retailer hereunder on account (all such inventory hereinafter referred to collectively as "Inventory" and individually as "Item of Inventory"); and

               (ii)     All proceeds from any of the foregoing,
                        including without limitation, insurance
                        payable by reason of the loss, damage or

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                        destruction of any Item of Inventory; and
                        all accounts and chattel paper of Retailer arising from its sale, lease or other disposition of Inventory now existing or hereafter arising, and all liens, securities, guarantees, remedies and privileges pertaining thereto, together with all rights and liens of Retailer relating thereto.

          2.   DEFAULT IN PAYMENT

               Retailer shall be in default of this Section I.H if: (i)
               Retailer shall fail to pay any amounts secured hereby when due or fail to perform any obligations under this Section I in a timely manner; (ii) Retailer shall fail to pay any amounts secured pursuant to Section I of the Mercedes-Benz Passenger Car Retailer Agreement when due or fail to perform any obligations under that
               Section I in a timely manner, (iii) there shall occur any material adverse change in the financial condition of Retailer; or (iv) Retailer shall dissolve or become insolvent or bankrupt; and, in any such case, MBUSA may declare all sums secured by this
               Section I.H immediately due and payable and MBUSA shall have all the rights and remedies afforded to a secured party after default under the Uniform Commercial Code or other applicable law in effect on the date of this Agreement.

          3.   ASSEMBLY OF COLLATERAL, PAYMENT OF COSTS AND NOTICES

               Retailer shall, if requested by MBUSA upon the occurrence of any default under Section I.H.2, assemble the Collateral and make it available to MBUSA at a place or places designated by MBUSA. Retailer also shall pay all costs of MBUSA, including without limitation, attorneys fees incurred with respect to the enforcement of any of MBUSA's rights under this Section I.H.

          4.   RECORDING AND FURTHER ASSURANCES

               Retailer shall execute and deliver such financing statements and such other instruments or documents and take any other action as MBUSA may request in order to create or maintain the security interest intended to be created by this Section I.H, or to enable MBUSA to exercise and enforce its rights hereunder. A carbon, photographic or other reproduction of this Agreement shall be sufficient as a financing statement and may be filed in lieu of a financing statement in any and all jurisdictions which accept such reproductions.

          5.   RECORDS AND SCHEDULES OF INVENTORY

               Retailer shall keep accurate records itemizing and describing the kind, type and quantity of Inventory and shall furnish to MBUSA within five (5)

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               days of receipt of MBUSA's request therefor, a current schedule of inventory in form and substance satisfactory to MBUSA ("Schedule of Inventory"), which shall be true and accurate in all respects. A physical inventory shall be conducted no less than annually in connection with preparation of year-end financial statements of Retailer and, at MBUSA's request, a report of such inventory shall be promptly provided to MBUSA.

     I.   CHANGES OF DESIGN, SPECIFICATIONS OR OPTIONS

          MBUSA may change the design or specifications of any Mercedes-Benz Light Truck Product or the options in any Mercedes-Benz Light Truck Product and shall be under no obligation to provide notice of same or to make any similar change to Mercedes-Benz Light Truck Products previously purchased by or shipped to Retailer. No change shall be considered a model year change unless so specified by MBUSA.

     J.   DISCONTINUANCE OF MANUFACTURE OR IMPORTATION

          MBUSI and/or MBUSA may discontinue the manufacture, importation or distribution of all or part of any Mercedes-Benz Light Truck Product, whether light truck parts, options or accessories, including any model, series or body style of any Mercedes-Benz Light Truck at any time without any obligation or liability to Retailer by reason thereof.

     K.   MINIMUM VEHICLE INVENTORIES

          Retailer agrees that it shall, at all times, maintain in showroom ready condition at least the minimum inventory of Mercedes-Benz Light Trucks that may be established by MBUSA from time to time.

     L.   PRODUCT MODIFICATIONS

          Retailer agrees that it will not install aftermarket accessories or make any modifications to Mercedes-Benz light trucks that may impair or adversely affect their safety, emissions, structural integrity or performance.

II.  RETAILER'S MARKETING AND SALES OF MERCEDES-BENZ LIGHT
     TRUCK PRODUCTS

     A.   RETAILER'S GENERAL RESPONSIBILITIES

          Retailer recognizes that client satisfaction and the successful promotion and sale of Mercedes-Benz Light Truck Products are significantly dependent on Retailer's advertising and sales promotion activities. Therefore, Retailer at all times shall:

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          1.   Actively and effectively promote and sell new Mercedes-Benz Light
               Truck Products to clients located within its Area of Influence;

          2. Advertise and merchandise Mercedes-Benz Light Truck Products, and use current Mercedes-Benz showroom displays, sales materials and other promotional media;

          3. Organize a complete sales organization of the highest quality, ensure that its sale personnel meet the educational and management standards established by MBUSA, and, at Retailer's expense, have such personnel as are appropriate attend all training courses prescribed by MBUSA;

          4. Comply with the Retailer Advertising Guidelines, maintain a high standard of ethics in advertising, promoting and selling Mercedes-Benz Light Truck Products, and avoid engaging in any misrepresentation or unfair or deceptive practices. Retailer shall discontinue any advertising that MBUSA considers injurious to MBUSA's business or reputation or to the Mercedes-Benz Marks, or that are likely to be violative of applicable laws or regulations; and

          5. Accurately represent to clients the total selling price of Mercedes-Benz Light Truck Products. Retailer agrees to explain to clients of Mercedes-Benz Light Truck Products the items that make up the total selling price and to give the clients itemized invoices and all other information required by law. Retailer understands and hereby acknowledges that it may sell Mercedes-Benz Light Truck Products at whatever price Retailer desires.

     B.   EXPORT POLICY

          Retailer is authorized to sell Mercedes-Benz Light Trucks only to clients residing in the United States of America. Retailer agrees that it will not sell Mercedes-Benz Light Trucks for resale or use outside the United States of America. Retailer agrees to be bound by and comply with any export policy established by MBUSA.

     C.   MERCEDES-BENZ RETAILER ASSOCIATION

          MBUSA considers participation by Mercedes-Benz light truck retailers in Mercedes-Benz Light Truck Retailer Advertising Associations to be a fundamental part of an overall marketing strategy for their businesses and Mercedes-Benz Light Truck Products. MBUSA urges Retailer to cooperate in the establishment of such an association and to fund its fair share of advertising and merchandising programs undertaken by the association.



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     D.   AREA OF INFLUENCE

          MBUSA will assign to Retailer a geographic area consisting of a collection of zip codes that is called an Area of Influence ("AOI"). MBUSA may alter or adjust Retailer's AOI at any time. The AOI is a tool used by MBUSA to evaluate Retailer's performance of its primary obligations hereunder. Retailer agrees that it has no right or interest in any AOI and that MBUSA may add new retailers to or relocate retailers into Retailer's AOI. Any such addition or relocation of a retailer will result in an alteration or adjustment of Retailer's AOI.

     E.   EVALUATION OF RETAILER'S MARKETING AND SALES PERFORMANCE

          MBUSA will periodically evaluate Retailer's sales and marketing performance under this Agreement. Retailer's evaluation will be based on such reasonable criteria as MBUSA may establish, including without limitation: (i) Retailer's reasonable sales objectives that may be established by MBUSA; (ii) Retailer's sales of Mercedes-Benz Light Trucks as a percentage of registrations of Mercedes-Benz Light Trucks or Competitive Vehicles in Retailer's AOI; (iii) the registrations of Mercedes-Benz Light Trucks as a percentage of registrations of Competitive Vehicles in Retailer's AOI; (iv) Retailer's sales or registrations of Mercedes-Benz Light Trucks as compared to sales or registrations of Mercedes-Benz Light Trucks by authorized Mercedes-Benz light truck retailers in other areas, including but not limited to the metropolitan area, market and/or region in which Retailer is located; and (v) Retailer's performance in building and maintaining consumer satisfaction with Retailer and Mercedes-Benz Light Truck Products. MBUSA will review such evaluations with Retailer, and Retailer shall take prompt corrective action, if required, to improve its performance.

III. RETAILER'S SERVICE OBLIGATIONS

     A.   CLIENT SERVICE STANDARDS

          Retailer and MBUSA agree that client satisfaction and the future growth of their respective businesses is substantially dependent upon the ability of owners of Mercedes-Benz light trucks to obtain high-quality servicing from Retailer. Therefore, Retailer agrees to:

          1. Provide prompt, efficient and courteous service of the highest quality for all Mercedes-Benz light trucks, regardless of where purchased and whether or not under warranty;

          2. Accurately diagnose and advise clients of the necessary repairs, and obtain their consent prior to the initiation of such repairs;

          3.   Professionally perform the necessary repairs; and


                                      -6-

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     4.   Treat clients fairly at all times.

B.   RETAILER'S SPECIFIC SERVICE OBLIGATIONS

     1.   PRE-DELIVERY INSPECTIONS AND SERVICE

          Retailer shall perform pre-delivery inspections and service on each Mercedes-Benz Light Truck prior to sale and delivery thereof by Retailer in accordance with the Warranty Manual.

     2.   WARRANTY REPAIRS AND POLICY SERVICE

          Retailer shall promptly, courteously and efficiently perform (i) warranty repairs on each Mercedes-Benz Light Truck Product that qualifies for such repairs under the provisions of any warranty furnished therewith by MBUSA or MBUSI, and (ii) such other inspections, repairs or corrections on Mercedes-Benz Light Truck Products as may be approved or authorized by MBUSA to be made at MBUSA's expense (hereinafter "policy service"). Retailer shall perform such repairs and service on each such Mercedes-Benz Light Truck Product as and when requested by the owner or user (or in the case of policy service when requested by MBUSA), without regard to where such Mercedes-Benz Light Truck Product was purchased and in accordance with the Warranty Manual. MBUSA agrees to compensate Retailer for all warranty repairs and policy service, including labor, diagnosis and Genuine Mercedes-Benz Light Truck Parts and Accessories, in accordance with procedures and at rates to be established from time to time by MBUSA. Unless otherwise approved in advance by MBUSA, Retailer shall use only Genuine Mercedes-Benz Light Truck Parts and Accessories when performing Mercedes-Benz warranty repairs and policy service. Warranty repairs and policy service are provided for the benefit of clients, and Retailer agrees that the client shall not be obligated to pay any charges for such work or any other services for which Retailer is reimbursed by MBUSA, except as required by law.

     3.   SERVICE CAMPAIGN INSPECTIONS AND CORRECTIONS

          Retailer agrees to perform service campaign inspections and/or corrections for owners or users of all Mercedes-Benz Light Truck Products that qualify for such inspections and/or corrections in accordance with MBUSA's directives and the applicable procedures in the Warranty Manual. MBUSA agrees to reimburse Retailer for all replacement parts and/or other materials required and used in connection with such work and for labor according to such directives and the applicable provisions of the Warranty Manual.



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     4.   ROADSIDE ASSISTANCE PROGRAM

          Retailer agrees to participate in the Mercedes-Benz Roadside Assistance Program as specified by MBUSA.

C.   USE OF PARTS AND ACCESSORIES IN NON-WARRANTY SERVICE

     Subject to the provisions of Sections I.L and III.B.2, Retailer has the right to sell, install or use for making non-warranty repairs products that are not Genuine Mercedes-Benz Light Truck Parts and Accessories.

     1.   QUALITY STANDARDS

          Retailer acknowledges, however, that its clients expect that any parts or accessories that Retailer sells, installs or uses in the sale, repair or servicing of Mercedes-Benz light trucks are, or meet the high quality standards of, Genuine Mercedes-Benz Light Truck Parts and Accessories. Retailer agrees that in sales, repairs or servicing where Retailer does not use Genuine Mercedes-Benz Light Truck Parts and Accessories, Retailer will utilize only such other parts or accessories as:

          1. Will not adversely affect the mechanical operation of the Mercedes-Benz light truck being sold, repaired or serviced; and

          2. Are equivalent in quality and design to Genuine Mercedes-Benz Light Truck Parts and Accessories.

          Retailer further agrees that it will not offer to sell any parts or accessories that for reasons of quality or image are reasonably objected to by MBUSA.

     2. RETAILER'S DISCLOSURES AS TO USE OF AND WARRANTIES FOR NON-GENUINE PARTS AND ACCESSORIES

          In order to avoid confusion and to minimize potential client dissatisfaction, in any non-warranty instance where Retailer sells, installs or uses non-Genuine Mercedes-Benz Light Truck Parts or Accessories, Retailer shall disclose such fact to the client and shall advise the client that the item is not included in warranties furnished by MBUSA or MBUSI. Such disclosure shall be written, conspicuous and stated on the client's copy of the service or repair order or sale document. In addition, Retailer will clearly explain to the client the extent of any warranty covering the parts or accessories involved and will deliver a copy of the warranty to the client.

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     D.   COMPLIANCE WITH SAFETY AND EMISSION CONTROL REQUIREMENTS

          Retailer agrees to comply and operate consistently with all applicable provisions of the National Traffic and Motor Vehicle Safety Act of 1966, and the Federal Clean Air Act, as amended, including applicable rules and regulations issued from time to time thereunder, and all other applicable federal, state, and local motor vehicle safety and emission control statutes, rules, and regulations.

          In the event that the laws of the state in which Retailer is located require motor vehicle retailers or distributors to install in new or used motor vehicles, prior to their sale, any safety devices or other equipment not installed or supplied as standard equipment by MBUSI, then Retailer, prior to the sale of any Mercedes-Benz light truck on which such installations are required, shall properly install such devices or equipment on such Mercedes-Benz light trucks. Retailer shall comply with state and local laws pertaining to the installation and reporting of such equipment.

          In the interest of motor vehicle safety and emission control, MBUSA and Retailer agree to provide to each other such information and assistance as may reasonably be requested by the other in connection with the performance of obligations imposed on either party by the National Traffic and Motor Vehicle Safety Act of 1966, and the Federal Clean Air Act, as amended, and their rules and regulations, and all other applicable federal, state and local motor vehicle safety and emission control statutes, rules and regulations.

     E.   COMPLIANCE WITH CONSUMER PROTECTION STATUTES, RULES AND REGULATIONS

          Retailer agrees to comply and operate consistently with all applicable provisions of any repair or replace or other consumer protection statutes, rules and regulations (hereinafter "consumer protection laws"). Because certain client complaints may impose liability upon MBUSA under consumer protection laws, Retailer agrees to provide prompt notice to MBUSA of such complaints and take such other steps as MBUSA may require. Retailer also agrees to provide applicable required client notifications and disclosures as prescribed by consumer protection laws. Retailer will do nothing to affect adversely MBUSA's rights under consumer protection laws.

IV.  RETAILER'S SERVICE AND PARTS ORGANIZATION

     A.   ORGANIZATION AND STANDARDS

          Retailer agrees to organize and maintain a complete service and parts organization of the highest quality, including diagnostic specialists, technicians and a sufficient complement of qualified service and parts personnel as recommended by

          MBUSA. Retailer's personnel will meet the educational, management and technical training standards reasonably established by MBUSA and, at Retailer's expense, will complete all service, parts and client satisfaction training courses prescribed by MBUSA.

     B.   SERVICE EQUIPMENT AND SPECIAL TOOLS

          Retailer agrees to acquire and properly maintain adequate service equipment and such special service tools and instruments as are reasonably specified by MBUSA. Anything herein to the contrary notwithstanding, if MBUSA determines that Retailer requires special tools and instruments to service a model of Mercedes-Benz Light Truck, Retailer acknowledges that it has no right to purchase such model from MBUSA unless and until it has acquired all such special tools and instruments, and completed all related training courses prescribed by MBUSA.

     C.   PARTS STOCKING LEVEL

          Retailer agrees to maintain its parts stock at minimum stocking levels reasonably established by MBUSA.

     D.   AFTER-HOURS DELIVERY

          Retailer agrees to provide MBUSA, upon request, access to a secure area for after-hours parts or light truck delivery.

     E.   ASSISTANCE PROVIDED BY MBUSA

          1.   SERVICE MANUALS AND MATERIALS

               MBUSA agrees to make available to Retailer copies of such service manuals and bulletins, publications, computer software and technical data as MBUSA shall deem to be necessary for the needs of Retailer's service and parts organization. Retailer shall be responsible for keeping such manuals and materials current and available for consultation by its employees.

          2.   FIELD PERSONNEL ASSISTANCE

               To assist Retailer in handling its responsibilities under this Agreement, MBUSA agrees to make available qualified field personnel who will, from time to time, advise and counsel Retailer on service-related subjects, including service policies, product and technical adjustments, repair and replacement of product components, client relations, warranty administration, service and parts merchandising, and personnel/management training.

     F.   EVALUATION OF RETAILER'S SERVICE AND PARTS PERFORMANCE

          MBUSA will periodically evaluate Retailer's: (i) service performance in areas such as client satisfaction, warranty administration, service repairs, service management, facilities, operating procedures and new vehicle pre-delivery service; and (ii) parts operations, facilities, tools and equipment. MBUSA will review such evaluations with Retailer, and Retailer shall take prompt action to improve the service and parts performance to satisfactory levels as MBUSA may require. Such action shall, if requested by MBUSA, include an action plan by Retailer for improvement of service and parts performance within a specific time period approved by MBUSA, including but not limited to the establishment of additional space, facilities or locations for such operations.

     G.   ADDITIONAL FACILITIES OR LOCATIONS

          If, with MBUSA's prior written consent, Retailer establishes additional facilities or locations for its service and parts operations, Retailer shall meet the facilities, identification, organizational, equipment, parts stocking and other standards reasonably established by MBUSA from time to time for such facilities or locations.

V.   CLIENT SATISFACTION RESPONSIBILITIES

     The "Three-Pointed Star" is the symbol of automotive excellence. In furtherance of that image and reputation, MBUSA and Retailer agree to conduct their respective businesses in a manner that achieves the highest levels of client satisfaction by marketing the finest products and providing the best service in the automotive industry.

     A.   RETAILER'S CLIENT SATISFACTION OBLIGATIONS

          Retailer will be responsible for satisfying Mercedes-Benz clients in all matters except those that are directly related to product design and manufacturing. Retailer will take all reasonable steps to ensure that each client is completely satisfied with Mercedes-Benz Light Truck Products and the services and practices of Retailer. Retailer will not engage in any practice or method of operation if its nature or quality may impair the reputation of MBUSA or Mercedes-Benz Light Truck Products.

          1.   RETAILER'S CLIENT SATISFACTION PLAN

               Upon MBUSA's request, Retailer shall provide a detailed plan of Retailer's client satisfaction program to MBUSA and shall implement such program on a continuous basis. This plan shall include an ongoing system for emphasizing client satisfaction to all Retailer's employees, for training

                    Retailer employees and for conveying to clients that Retailer is committed to the highest possible level of client satisfaction.

               2.   EMPLOYEE TRAINING

                    Retailer agrees to participate and to have its employees participate, at Retailer's expense, in Mercedes-Benz client satisfaction training as required by MBUSA.

               3.   CLIENT ASSISTANCE RESPONSE SYSTEM

                    Retailer agrees to implement a system, approved by MBUSA, that will respond immediately to requests for client assistance from MBUSA.

          B.   EVALUATION OF RETAILER'S CLIENT SATISFACTION PERFORMANCE

               MBUSA periodically will evaluate Retailer's client satisfaction performance based on the following considerations and efforts by Retailer.

               1. MBUSA will provide Retailer with Client Relationship Index ("CRI") reports or such other equivalent data as will permit Retailer to assess its performance and maintain the highest level of client satisfaction. Retailer agrees to review with its employees on a regular basis the results of the client satisfaction reports or other data it receives.

               2. Retailer shall continuously develop and implement specific action plans to improve its client satisfaction performance and results. The plans are to be reviewed with MBUSA on a basis that MBUSA deems appropriate. Retailer will respond on a timely basis to requests from MBUSA to take action on unsatisfactory client satisfaction matters and to commit necessary resources to remedy deficiencies reasonably specified by MBUSA.

VI.       MERCEDES-BENZ CENTER FACILITIES AND IDENTIFICATION

          A.   LOCATION AND FACILITIES

                    Retailer shall provide Mercedes-Benz Center Facilities at the Approved Location(s) that (i) will enable Retailer to effectively perform its responsibilities under this Agreement, (ii) are satisfactory in space, appearance, layout, equipment and corporate identification, and (iii) are otherwise substantially in accordance with the Retailer Operating Requirements Addendum, Retailer Facility Space Analysis Addendum, Corporate Identity Manual and such other standards as MBUSA may establish from time to time. Retailer shall conduct its Mercedes-Benz Center Operations only from the Approved Location(s). If the Approved

                    Location(s) is comprised of more than one place of business, Retailer shall use each such place of business only for the purposes specified therefor in Paragraph F and the Final Paragraph of this Agreement, and, if applicable, in the Retailer Facility Space Analysis Addendum.

               B.   CHANGES AND ADDITIONS

                    Retailer shall not move, relocate or change the designated usage or function of the Approved Location(s) or any of the Mercedes-Benz Center Facilities, or substantially modify any of the Mercedes-Benz Center Facilities, nor shall Retailer or any person named in the Final Paragraph of this Agreement directly or indirectly establish or operate any other locations or facilities for the sale or servicing of Mercedes-Benz Light Truck Products or for the conduct of any other of the Mercedes-Benz Center Operations contemplated by this Agreement, without the prior written consent of MBUSA. Any changes in the Approved Location(s) or the Mercedes-Benz Center Facilities that may be agreed to by MBUSA and Retailer may be reflected in a new Agreement or in a new Retailer Facility Space Analysis Addendum.

                    Retailer agrees that it shall conduct Mercedes-Benz Center Operations only from location(s) and Mercedes-Benz Center facilities that are "Approved Location(s)" and "Mercedes-Benz Center Facilities" under the Mercedes-Benz Passenger Car Retailer Agreement.

                    Retailer acknowledges that the addition of sales, service or parts operations for another line of vehicles to the Mercedes-Benz Center Facilities or at the Approved Location(s) could adversely affect Retailer's sales, service and parts performance with respect to Mercedes-Benz Light Truck Products. Accordingly, to give MBUSA an adequate opportunity to evaluate the effect of such a proposed addition and to determine whether or not to consent thereto, Retailer agrees to notify MBUSA in writing at least sixty
                    (60) days before Retailer enters into any agreement or letter of intent with respect to the addition of such sales, service or parts operations to the Mercedes-Benz Center Facilities or at the Approved Location(s).

               C.   RETAILER'S OPERATING HOURS

                    Retailer agrees to conduct Mercedes-Benz Center Operations during all days and hours that are customary and lawful for such operations in the community or locality in which Retailer is located and in accordance with industry standards. In addition, when necessary to accommodate client needs, Retailer shall extend its operating hours.

          D.   CORPORATE IDENTITY

               Subject to applicable governmental statutes, ordinances and regulations, Retailer agrees to erect, display and maintain, at Approved Location(s) only and at Retailer's sole expense, such standard authorized product and service signs and other corporate identity elements as are specified in the Corporate Identity Manual or otherwise required by MBUSA from time to time.

          E.   EVALUATION OF MERCEDES-BENZ CENTER FACILITIES

               MBUSA will periodically evaluate the Mercedes-Benz Center Facilities. In making such evaluations, MBUSA may consider, among other things: the actual building and land provided by Retailer for the performance of its responsibilities under this Agreement; compliance with MBUSA's current requirements for Mercedes-Benz Center Operations; the appearance, condition, layout and signage of the Mercedes-Benz Center Facilities; and such other factors as in MBUSA's opinion may relate to Retailer's performance of its responsibilities under this Agreement. MBUSA will discuss such evaluations with Retailer, and Retailer shall take prompt action to comply with MBUSA's recommendations and minimum facility standards.

          F.   OWNERSHIP AND USE OF MERCEDES-BENZ MARKS

               1.   VALIDITY AND EXCLUSIVE OWNERSHIP OF MERCEDES-BENZ MARKS

                    Retailer acknowledges the validity and DCAG's exclusive ownership of the Mercedes-Benz Marks, and agrees not to contest the same during the term of the Agreement or at any time thereafter. Retailer and MBUSA agree to cooperate with each other in preventing any acts of trademark infringement or unfair competition with respect to any Mercedes-Benz Mark, but DCAG or MBUSA shall have sole control over all actions and legal proceedings to redress infringement of or any unfair competition with respect to any Mercedes-Benz Mark.

               2.   USE BY RETAILER

                    MBUSA grants Retailer a non-exclusive license to use the Mercedes-Benz Marks subject to the terms and conditions of the Agreement and the Corporate Identity Manual. Retailer agrees that it will use the Mercedes-Benz Marks only in connection with the sale and servicing of Mercedes-Benz Light Truck Products and only in such manner, at such location, to such extent, and for such purposes as MBUSA may specify from time to time. Retailer shall promptly change or discontinue its use of any Mercedes-Benz Marks upon MBUSA's request. Retailer shall not use the Mercedes-Benz Marks as part of its corporate or business name without MBUSA's prior written consent.

               3.   DISCONTINUANCE OF USE

                    Upon termination of this Agreement, Retailer agrees that it shall immediately:

                    a. Discontinue the use of the word Mercedes-Benz and the Mercedes-Benz Marks, or any semblance of same, including without limitation, the use of all stationery, telephone directory listing and other printed material referring in any way to Mercedes-Benz or bearing any Mercedes-Benz Mark;

                    b. Discontinue the use of the word Mercedes-Benz or the Mercedes-Benz Marks, or any semblance of same, as part of its business or corporate name, and file a change or discontinuance of such name with appropriate authorities;

                    C. Remove all product signs bearing said word(s) or Mercedes-Benz Marks at Retailer's sole cost and expense;

                    d. Cease representing itself as an authorized Mercedes-Benz light truck retailer; and

                    e. Refrain from any action, including without limitation, any advertising, stating or implying that it is authorized to sell or distribute Mercedes-Benz Light Truck Products.

               4.   ENFORCEMENT

                    In the event Retailer fails to comply with the terms and conditions of this Section VI.F, MBUSA shall have the right, in its sole discretion, to effect, compliance through litigation and/or to enter upon Retailer's premises and remove, without liability, all such product signs and identification bearing the word Mercedes-Benz or any Mercedes-Benz Mark. Retailer agrees that it shall reimburse MBUSA for any costs and expenses incurred in such litigation and/or removal, including reasonable attorney fees.

VII. WARRANTIES

     The only warranties of MBUSA or MBUSI applicable to Mercedes-Benz Light Truck Products shall be the New Vehicle Limited Warranty or such other written warranties that may be expressly furnished by MBUSA or MBUSI. Except for its express limited liability under such written warranties, MBUSA and MBUSI do not assume any additional warranty obligations or liabilities in connection with any Mercedes-Benz Light Truck Products. Retailer is not authorized to assume any additional obligations or liabilities on behalf of MBUSA or MBUSI. Any such additional obligations assumed by Retailer shall be the sole responsibility of Retailer.

          Retailer shall expressly incorporate in full and without modification any warranty furnished by MBUSA or MBUSI with a Mercedes-Benz Light Truck as a conspicuous part of each order form or other contract for the sale of such a Mercedes-Benz Light Truck by Retailer to any buyer. Retailer shall make available to the buyer of each Mercedes-Benz Light Truck Product prior to the purchase of such Mercedes-Benz Light Truck Product, copies of such applicable warranties as may be furnished by MBUSA or MBUSI. Retailer shall also provide to the buyer of each Mercedes-Benz Light Truck Product, in full and without modification, any owner's manual, warranty booklet or other owner information which MBUSA or MBUSI may provide to Retailer for delivery with such Mercedes-Benz Product. Retailer agrees to abide by and implement in all other respects MBUSA's warranty procedures then in effect.

VIII. CAPITAL, CREDIT, RECORDS AND UNIFORM SYSTEMS

     A.   NET WORKING CAPITAL

          Retailer agrees to establish and maintain actual net working capital in an amount not less than the minimum net working capital specified by MBUSA. MBUSA will have the right to modify the amount of net working capital required, and Retailer agrees promptly to establish and maintain the required amount.

     B.   FLOORING AND LINES OF CREDIT

          Retailer agrees to obtain and maintain at all times a confirmed and adequate flooring line with a bank or financial institution or other method of financing acceptable to MBUSA to enable Retailer to perform its obligations pursuant to this Agreement.

          MBUSA may increase the required amounts of flooring or lines of credit, and Retailer agrees promptly to establish and maintain the increased amount.

          Subject to the foregoing obligations, Retailer is free to do its financing business, wholesale, retail or both, with whomever it chooses and to engage in retail financing activity to the extent it desires.

     C.   PAYMENT TERMS

          All monies or accounts due Retailer from MBUSA will be considered net of Retailer's indebtedness to MBUSA. MBUSA may deduct or offset any amounts due or to become due from Retailer to MBUSA, or any amounts held by MBUSA, from or against any sums or accounts due or to become due from MBUSA to Retailer; provided, however, that MBUSA shall not deduct or offset such amounts for any transaction where MBUSA has failed to provide written notice to Retailer of the amounts due within six (6) months of the transaction. Payments by Retailer to MBUSA shall be made in such a manner as prescribed by MBUSA and shall be applied against Retailer's indebtedness in accordance with MBUSA's policies and practices. If Retailer disputes any deduction or offset imposed by MBUSA pursuant to this Section VIII.C, it shall provide written notice of such dispute to MBUSA within ninety
                  (90) days of the date on which MBUSA imposed such deduction or offset. If Retailer fails to provide such notice to MBUSA within that 90-day period, it shall be deemed to have waived any right that it may have to challenge such deduction or offset pursuant to Section XII or before any court, administrative agency or governmental body.

         D.       UNIFORM ACCOUNTING SYSTEM

                  Retailer agrees to maintain its financial books and records in accordance with the Mercedes-Benz Accounting Manual, as amended from time to time by MBUSA. In addition, Retailer shall furnish to MBUSA complete and accurate financial or operating information, including without limitation, a financial and/or operating statement covering the current month and calendar year-to-date operations and showing the true and accurate condition of Retailer's business. Retailer shall promptly furnish to MBUSA copies of any adjusted annual statements, including any and all adjusted, year-end statements prepared for tax or any other purposes. All such information shall be furnished by Retailer to MBUSA via MBUSA's electronic communications network and in such a format and at such times as prescribed by MBUSA. If requested by MBUSA, Retailer shall furnish to MBUSA an audited annual financial statement.

         E.       RECORDS MAINTENANCE

                  Retailer agrees to keep complete, accurate and current records regarding its sale, leasing and servicing of Mercedes-Benz Light Truck Products for a minimum of five (5) years, exclusive of any retention period required by any governmental entity. Retailer shall prepare, keep current and retain records in support of requests for reimbursement for warranty and policy work performed by Retailer in accordance with the Warranty Manual.

         F.       EXAMINATION OF MERCEDES-BENZ CENTER ACCOUNTS AND RECORDS

                  MBUSA shall have the right at all reasonable times and during regular business hours to inspect the Mercedes-Benz Center Facilities and to examine, audit and reproduce all records, accounts and supporting data relating to all Mercedes-Benz Center operations for any line of vehicles conducted in the Mercedes-Benz Center Facilities or at the Approved Location(s), including without limitation, sales reporting, service and repair of Mercedes-Benz Light Truck Products by Retailer.

         G.       TAXES

                  Retailer shall be responsible for and duly pay all sales taxes, use taxes, excise taxes and other governmental or municipal charges imposed, levied or based upon the purchase or sale of Mercedes-Benz Light Truck Products by Retailer, and shall maintain accurate records of the same.

         H.       CONFIDENTIALITY

                  MBUSA agrees that it shall not provide any data or documents submitted to it by Retailer to any third party unless authorized by Retailer, required by law, or required to generate composite or comparative data for analytical purposes. Retailer agrees to keep confidential and not to disclose, directly or indirectly, any information that MBUSA designates as confidential.

         I. MERCEDES-BENZ RETAILER COMMUNICATIONS SYSTEM AND PROPRIETARY MANUFACTURER SYSTEMS

                  MBUSA has established the Mercedes-Benz Retailer Communications System ("RCS") to retrieve information from and disseminate information to Retailer. The RCS (which is presently called MBNet) collects parts, warranty and financial data from Retailer, and provides access to various reports, data bases and administrative messages to Retailer. Retailer shall utilize the RCS to provide such information to MBUSA as MBUSA shall specify from time to time. Retailer shall acquire, install and maintain at its expense the necessary equipment and systems compatible with the RCS, as well as other proprietary manufacturer systems, which are deemed necessary by MBUSA to transact business and serve clients in the most efficient manner.

         J.       SALES REPORTING

                  Retailer agrees to accurately report to MBUSA, with such relevant information as MBUSA may reasonably require, the delivery of each Mercedes-Benz Light Truck to an ultimate consumer by the end of the day in which the vehicle is delivered to such ultimate consumer, and to furnish MBUSA with such other reports as MBUSA may reasonably require in accordance with MBUSA's Ultimate Consumer DDR Reporting Provision or such other sales reporting requirements as MBUSA may establish from time to time.

IX.      TRANSFERS

         A.       SALE OF ASSETS OR OWNERSHIP INTEREST

                  This is a personal service Agreement that MBUSA has entered into in reliance upon the personal qualifications, reputation, integrity, expertise and commitment of Owners and Retailer Operator. MBUSA has also entered into this Agreement in reliance on Retailer's agreement at all times to conduct Mercedes-Benz Center Operations hereunder in conjunction with, and at the "Approved Location(s)" and "Mercedes-Benz Center Facilities" for, its "Mercedes-Benz Center Operations" under the Mercedes-Benz Passenger Car Retailer Agreement. For these reasons, Retailer agrees to obtain MBUSA's prior written consent to any proposed sale or transfer of Retailer's principal assets or any ownership interest of Owner, which consent shall not be unreasonably withheld; provided, however, that anything herein to the contrary notwithstanding, Retailer agrees that (i) it shall not sell or transfer any such assets or ownership interest relating to the conduct of Mercedes-Benz Center Operations hereunder separate and apart from the assets or ownership interest relating to the conduct of "Mercedes-Benz Center Operations" under the Mercedes-Benz Passenger Car Agreement, and that (ii) any such attempted sale or transfer shall be void and not binding on MBUSA.

                  MBUSA shall not be obligated to execute a new Agreement with a proposed transferee of such assets or ownership interest unless Retailer first makes arrangements acceptable to MBUSA to satisfy any outstanding indebtedness to MBUSA.

         B.       RIGHT OF FIRST REFUSAL OR OPTION TO PURCHASE

                  Subject to Section IX.A., the parties agree as follows:

                  1.    RIGHTS GRANTED

                        If a proposal to sell Retailer's principal assets or transfer the majority ownership interest in Retailer is submitted by Retailer to MBUSA, or in the event of the death of the majority Owner of Retailer, MBUSA has a right of first refusal or option to purchase such assets or ownership interest, including any leasehold interest or realty. MBUSA's exercise of its right or option under this Section IX.B supersedes Retailer's right to transfer its interest in, or ownership of, the Mercedes-Benz Center. MBUSA's right or option may be assigned by it to any third party and MBUSA hereby guarantees the full payment to Retailer of the purchase price by such assignee. MBUSA may disclose the terms of any pending buy/sell agreement and any other relevant Mercedes-Benz Center performance information to any potential assignee. MBUSA's rights under this Section IX.B will be binding on and enforceable against any assignee or successor in interest of Retailer or purchaser of Retailer's assets.

                        Anything herein to the contrary notwithstanding, MBUSA shall not have a right of first refusal or option to purchase Retailer's principal assets or the majority interest in Retailer if the proposed transferee is the spouse or a child of an Owner and such spouse or child meets the criteria then currently used by MBUSA in qualifying owners of Mercedes-Benz light truck retailers. If the proposed transferee fails to meet such criteria due to insufficient personal qualifications or expertise, MBUSA may, in its sole discretion, approve the transfer subject to the proposed transferee's successful completion of such training as MBUSA may require. If the proposed transferee fails to complete such training successfully or otherwise fails to meet the criteria then currently used by MBUSA in qualifying such owners within the time period prescribed by MBUSA, MBUSA may thereafter exercise its right of first refusal or option to purchase under this Section IX.B.

                  2.    EXERCISE OF MBUSA'S RIGHTS

                        MBUSA shall have thirty (30) days from the following events within which to exercise its option to purchase or right of first refusal: (i) MBUSA's receipt of all data and documentation customarily required by it to evaluate a proposed transfer of ownership; (ii) MBUSA's receipt of notice from Retailer of the death of the majority Owner of Retailer, or (iii) MBUSA's disapproval of any application submitted by Owner's heirs pursuant to Section X. MBUSA's exercise of its right of first refusal under this Section IX.B neither shall be dependent upon nor require its prior refusal to approve the proposed transfer.

                  3.    RIGHT OF FIRST REFUSAL

                        If Retailer has entered into a bona fide written buy/sell agreement for its Mercedes-Benz Center business or assets, MBUSA's right under this Section IX.B is a right of first refusal, enabling MBUSA to assume the buyer's rights and obligations under such buy/sell agreement, and to cancel this Agreement and all rights granted Retailer. Upon MBUSA's request, Retailer agrees to provide other documents relating to the proposed transfer and any other information which MBUSA deems appropriate, including, but not limited to, those reflecting other agreements or understandings between the parties to the buy/sell agreement. If Retailer refuses to provide such documentation or to state in writing that no such documents exist, it shall be conclusively presumed that the buy/sell agreement is not a bona fide agreement. If Retailer withdraws its proposal in writing within ten (10) days following Retailer's receipt of MBUSA's notice exercising its right of first refusal, such right shall be null and void.

                        If, as a result of MBUSA's exercise of its right of first refusal, Retailer is contractually obligated to reimburse the initial buyer for reasonable attorney's fees, broker's fees, title searches, property inspections, and other similar costs and fees that the buyer incurred in connection with the buy/sell agreement, MBUSA shall reimburse Retailer for such costs and fees in an amount up to but not exceeding Fifty Thousand Dollars ($50,000.00). Retailer shall provide MBUSA with all documents substantiating such costs and fees as MBUSA may reasonably request.

                  4.    OPTION TO PURCHASE

                        In the event of the death of the majority Owner or if Retailer submits a proposal which MBUSA determines is not bona fide or in good faith, MBUSA has the option to purchase the principal assets of Retailer utilized in Mercedes-Benz Center Operations, including real estate and leasehold interest, and to cancel this Agreement and the rights granted Retailer hereunder. The purchase price of the Mercedes-Benz Center assets will be determined by good faith negotiations between the parties. If an agreement cannot be reached, the purchase price will be determined pursuant to the Dispute Resolution Process established in Section XII.

                  5.    RETAILER'S OBLIGATIONS

                        Upon MBUSA's exercise of its right or option and tender of performance under the buy/sell agreement or upon whatever terms may be expressed in the buy/sell agreement, Retailer shall forthwith transfer the affected real property by warranty deed conveying marketable title free and clear of all liens, claims, mortgages, encumbrances, tenancies and occupancies. The warranty deed shall be in proper form for recording, and Retailer shall deliver complete possession of the property and deed at the time of closing. Retailer shall also furnish to MBUSA all copies of any easements, licenses or other documents affecting the property or Mercedes-Benz Center Operations and shall assign any permits or licenses that are necessary or desirable for the use of or appurtenant to the property or the conduct of such operations. Retailer also agrees to execute and deliver to MBUSA instruments satisfactory to MBUSA conveying title to all personal property, including leasehold interests, involved in the transfer or sale to MBUSA. If any personal property is subject to any lien or charge of any kind, Retailer agrees to procure the discharge and satisfaction thereof prior to the closing of sale of such property to MBUSA.

X.       SUCCESSION RIGHTS UPON DEATH OR INCAPACITY

         A.       SUCCESSION TO OWNERSHIP AFTER DEATH OF OWNER

                  In the event that an Owner dies and his or her interest in Retailer passes directly to any person or persons ("Heirs") who wish to succeed to Owner's interest, then Owner's legal representative must notify MBUSA within sixty (60) days of the death of Owner of such Heir's or Heirs' intent to succeed Owner. The legal representative also must then designate a proposed Retailer Operator for MBUSA's approval. The effect of such notice from Owner's legal representative will be to suspend any notice of termination provided for in Section XI.B.4 issued hereunder.

                  Upon delivery of such notice, Owner's legal representative shall immediately request any person(s) identified by it as intending to succeed Owner and the designated candidate for Retailer Operator to submit an application and to provide all personal and financial information that MBUSA may reasonably and customarily require in connection with its review of such applications. All requested information must be provided promptly to MBUSA and in no case later than thirty (30) days after receipt of such request from Owner's legal representative. MBUSA shall have sixty (60) days after its receipt of all requested information in which to: (i) review such application(s) pursuant to the then current criteria generally applied by MBUSA in qualifying owners and/or retailer operators of Mercedes-Benz light truck retailers, and
                  (ii) either approve or disapprove the application(s); provided, however, that if MBUSA does not receive such application(s) and all requested information within thirty
                  (30) days of Owner's legal representative's request therefor, MBUSA shall have no obligation to review and approve or disapprove such application(s). If MBUSA approves the application(s), it shall offer to enter into a new Mercedes-Benz Light Truck Retailer Agreement with Owner's Heir(s) in the form then currently in use, subject to such additional conditions and for such term as MBUSA deems appropriate; provided, however, that anything herein to the contrary notwithstanding, MBUSA shall have no obligation to execute a new Mercedes-Benz Light Track Retailer Agreement with Owner's Heir(s) unless MBUSA approves such Heirs' application for, and such Heirs execute, a new Mercedes-Benz Passenger Car Retailer Agreement.

                  In the event that MBUSA does not approve the designated Heir(s) or designated candidate for Retailer Operator, or if Owner's legal representative withdraws his or her notice of the intent of Heir(s) to succeed as Owner(s), or if the legal representative or any proposed Owner or Retailer Operator fails to timely provide the required information, MBUSA may reinstate or issue a notice of termination. This Section X.A is subject to, and shall not be deemed to waive, MBUSA's right to exercise its option to purchase as set forth in Section IX.

                  If MBUSA has notified Retailer that it does not plan to continue to have a Mercedes-Benz light truck retailer in Retailer's AOI, MBUSA shall have no obligation to execute a new Mercedes-Benz Light Truck Retailer Agreement with Owner's Heir(s) pursuant to this Section X.

         B.       INCAPACITY OF OWNER

                  The parties agree that, as used herein, incapacity shall refer to any physical or mental ailment that, in MBUSA's opinion, adversely affects an Owner's ability to meet his or her obligations under this Agreement. MBUSA may terminate this Agreement when an incapacitated Owner also is the Retailer Operator identified herein.

                  Prior to the effective date of any notice of termination, an incapacitated Owner who is also the Retailer Operator, or his or her legal representative, may propose a new candidate for the position of Retailer Operator. Such proposal shall be in writing and shall suspend any pending notice of termination until MBUSA advises Retailer of its approval or disapproval of the new candidate. Upon receipt of such notice, MBUSA and Retailer shall follow the qualification procedures set forth in Section X.A.

         C.       NOMINATION OF SUCCESSOR PRIOR TO DEATH OR INCAPACITY OF OWNER

                  An Owner owning a majority of Retailer's stock may nominate a candidate to assume ownership and/or the position of Retailer Operator of the Mercedes-Benz Center upon his or her death or incapacity.

                  As soon as practicable after such nomination, MBUSA will request such personal financial information from the nominated Owner and/or Retailer Operator candidate as it reasonably and customarily may require in evaluating such candidates. MBUSA shall apply criteria then currently used by MBUSA in qualifying owners and/or retailer operators of Mercedes-Benz light truck retailers. Upon receipt of all requested information, MBUSA shall either approve or disapprove such candidate. If MBUSA initially approves the candidate, said approval shall be reflected in a Successor Addendum and shall remain in effect for five (5) years if the proposed candidate continues to comply with the then current criteria used by MBUSA in qualifying such candidates. If MBUSA does not initially qualify the candidate, MBUSA agrees to review the reason(s) for its decision with Owner. Owner is free at any time to renew its nomination. However, in such instances, the candidate must again qualify pursuant to the then current criteria. Owner may, by written notice, withdraw a nomination at any time, even if MBUSA has previously qualified said candidate.

XI.      TERMINATION

         A.       VOLUNTARY TERMINATION BY RETAILER

                  Retailer may voluntarily terminate this Agreement at any time by written notice to MBUSA, such termination to be effective thirty (30) days after receipt of the notice by MBUSA unless otherwise mutually agreed in writing.

         B.       TERMINATION FOR CAUSE

                  1.    IMMEDIATE TERMINATION

                        Retailer and MBUSA agree that the following conduct is within Retailer's control and is so contrary to the goals, purposes and objectives of this Agreement as to warrant its immediate termination. Accordingly, Retailer agrees that if it engages in any of the following types of conduct, MBUSA shall have the right to terminate this Agreement immediately:

                        a. Any conduct that warrants the termination of the Mercedes-Benz Passenger Car Retailer Agreement;

                        b. Any attempted or actual sale, transfer or assignment by Retailer of this Agreement or any of the rights granted Retailer hereunder, or any attempted or actual transfer, assignment or delegation by Retailer of any of the responsibilities assumed by it under this Agreement, without the prior written consent of MBUSA, including but not limited to any attempted or actual sale, transfer or assignment of Retailer's principal assets or any ownership interest of Owner relating to the conduct of Mercedes-Benz Center Operations hereunder separate and apart from the assets or ownership interest relating to the conduct of "Mercedes-Benz Center Operations" under the Mercedes-Benz Passenger Car Retailer Agreement;

                        c. Subject to the provisions of Section IX, a change by operation of law or otherwise in the direct or indirect ownership of Retailer, whether voluntary or involuntary, from that set forth in the Final Paragraph of this Agreement, except as expressly permitted herein, without the prior written consent of MBUSA;

                        d. Removal, resignation, withdrawal or elimination from Retailer for any reason of the Retailer Operator; provided, however, MBUSA shall give Retailer a reasonable period of time within which to replace such person with a Retailer Operator satisfactory to MBUSA;

                        e. The failure of Retailer to conduct all Mercedes-Benz Center Operations required by this Agreement during and for not less than the customary and lawful hours for five (5) consecutive business days, except in the event such closure or cessation of operation is caused by some physical event beyond the control of the Retailer, such as strikes, civil war, riots, fires, floods, earthquakes, or other acts of God;

                        f. Any undertaking by Retailer to conduct, directly or indirectly, any of the Mercedes-Benz Center Operations at a location or facility other than those specified in Paragraph F and the Final Paragraph of this Agreement for that Mercedes-Benz Center Operation;

                        g. Insolvency of Retailer, voluntary institution by Retailer of any proceeding under the federal bankruptcy laws or under any state insolvency law, institution against Retailer of any proceeding under the federal bankruptcy laws or under any state insolvency law which is not vacated within thirty (30) days from the institution thereof, appointment of a receiver, trustee or other officer having similar powers for Retailer or Retailer's business, provided such appointment is not vacated within thirty
                                (30) days of the date of such appointment;
                                execution by Retailer of an assignment for the benefit of creditors; or any levy under attachment, foreclosure, execution or similar process whereby a third party acquires rights to a significant portion of the assets of Retailer necessary for the performance of Retailer's responsibilities under this Agreement or to the operation or ownership of Retailer, which is not within thirty (30) days from the date of such levy vacated or removed by payment or bonding;

                        h. Any material misrepresentation by Retailer or any person named in the Final Paragraph of this Agreement as to any fact relied on by MBUSA in entering into, amending or continuing with this Agreement, including without limitation any representation concerning the ownership, management or capitalization of the Retailer;

                        i. The conviction in a court of original jurisdiction of Retailer or Owner of a crime affecting the Mercedes-Benz Center Operations or of any felony, or any willful failure of Retailer to comply with the provisions of any laws, ordinances, rules, regulations or orders relating to the conduct of Mercedes-Benz Center Operations;

                        j. Submission by Retailer to MBUSA of: (i) a knowingly false or fraudulent report or statement; (ii) a knowingly false or fraudulent claim (or statement in support thereof) for payment, reimbursement or for any discount, allowance, refund, rebate, credit or other incentive under any plan that may be offered by MBUSA, whether or not Retailer offers or makes restitution; (iii) false financial information; (iv) false sales reporting data; or (v) any false report or statement relating to pre-delivery inspection, testing, warranties, service, repair or maintenance required to be performed by Retailer, or

                        k. The failure of Retailer to obtain or maintain any license, permit or authorization necessary for the conduct by Retailer of Mercedes-Benz Center Operations pursuant to this Agreement, or the suspension or revocation such license, permit or authorization.

                  2.    TERMINATION UPON SIXTY DAYS NOTICE

                        The following conduct violates the terms and conditions of this Agreement and if Retailer engages in such conduct, MBUSA shall have the right to terminate this Agreement upon sixty (60) days notice if Retailer fails to cure such conduct within the sixty-day period provided in such notice:

                        a. Failure of Retailer to pay MBUSA for any Mercedes-Benz Light Truck Products;
                        b. Failure of Retailer to establish or maintain the required net working capital or adequate flooring and lines of credit;
                        c. Any dispute, disagreement or controversy among managers, officers or Owners of Retailer that, in the reasonable opinion of MBUSA, adversely affects the ownership, operation, management, business, reputation or interests of Retailer or MBUSA;
                        d. Impairment of the reputation or financial standing of Retailer subsequent to the execution of this Agreement;
                        e. Refusal to permit MBUSA to examine or audit Retailer's accounting records as provided herein upon receipt by Retailer from MBUSA of written notice requesting such permission or information;
                        f. Failure of Retailer to timely furnish accurate sales or financial information and related supporting data; or
                        g. Breach or violation by Retailer of any other term or provision of this Agreement

          3.   TERMINATION FOR FAILURE OF PERFORMANCE

               If, upon evaluation of Retailers performance pursuant to Sections II.E, IV.F, V.B or VI.E herein, MBUSA concludes that Retailer has failed to perform adequately its marketing and sales, service or client satisfaction responsibilities or to provide adequate Mercedes-Benz Center facilities, MBUSA shall issue to Retailer a Retailer Improvement Addendum notifying it of such failure(s). MBUSA will endeavor to review promptly with Retailer the nature and extent of such failure(s) and will grant Retailer one hundred eighty (180) days or such other period as may be required by law to correct such failure(s). If Retailer fails or refuses to correct such failure(s) or has not made substantial progress towards remedying such failure(s) at the expiration of such period, MBUSA may terminate this Agreement upon sixty (60) days notice or such other notice as may be required by law.

          4.   TERMINATION UPON DEATH OR INCAPACITY

               Subject to certain exceptions identified in Section X, MBUSA may terminate this Agreement in the event of the death of an Owner or upon the incapacity of any Owner who is also the Retailer Operator, upon written notice to Retailer and such Owner's legal representative. Termination upon either of these events shall be effective ninety (90) days from the date of such notice.

     C.   TERMINATION UPON TERMINATION OF DISTRIBUTORSHIP

          MBUSA may terminate this Agreement at any time by written notice to Retailer, such termination to be effective thirty (30) days after receipt of notice by Retailer unless otherwise mutually agreed in writing, if any licensing or distribution agreement pursuant to which MBUSA is distributor for Mercedes-Benz Light Truck Products in the United States of America shall terminate or be terminated.


     D.   TERMINATION FOR FAILURE OF MBUSA TO BE LICENSED

          If MBUSA fails to obtain or maintain any license, permit or authorization necessary for MBUSA's performance of its obligations under this Agreement or if such license, permit or authorization is suspended or revoked, and such suspension or revocation continues for a period of five (5) days, either party may immediately terminate this Agreement by giving notice to the other party.

     E. TERMINATION UPON OFFERING TO ENTER INTO A NEW OR AMENDED LIGHT TRUCK RETAILER AGREEMENT

          MBUSA may terminate this Agreement at any time by giving Retailer ninety (90) days prior notice thereof and offering to enter into a new or amended form of Light Truck Retailer Agreement with Retailer in a form being offered generally to Mercedes-Benz light truck retailers.

     F.   NOTICE OF TERMINATION

          Any notice of termination under this Agreement shall be in writing and shall be mailed to the person(s) designated to receive such notice, via overnight mail, or shall be delivered in person. Such notice shall be effective upon the date of receipt. MBUSA shall state the grounds on which it relies in its termination of Retailer, and shall have the right to amend such notice as appropriate. MBUSA's failure to refer to additional grounds for termination shall not constitute a waiver of its right later to rely upon such grounds.

     G.   CONTINUANCE OF BUSINESS RELATIONS

          Upon receipt of any notice of termination, Retailer agrees to conduct itself and its operation until the effective date of termination in a manner that will not injure the reputation or goodwill of the Mercedes-Benz Marks or MBUSA.

     H.   REPURCHASE PROVISIONS

          1.   MBUSA'S OBLIGATIONS

               Upon the termination of this Agreement, MBUSA shall have the right to cancel any and all shipments of Mercedes-Benz Light Truck Products scheduled for delivery to Retailer, and MBUSA shall repurchase from Retailer the following:

               a. New, unused, unmodified and undamaged Mercedes-Benz Light Trucks then unsold in Retailer's inventory that are of the then current or prior model year. The prices of such light trucks shall be the same as those at which they were originally purchased by Retailer, less all prior refunds or other allowances made by MBUSA to Retailer with respect thereto.

               b. New, unused and undamaged Genuine Mercedes-Benz Light Truck Parts and Accessories then unsold in Retailer's inventory that are in good and saleable condition and are listed in the current parts catalog. The prices for such parts and accessories shall be the prices last established by MBUSA for the sale of identical parts or accessories to Mercedes-Benz light truck retailers in the area in which Retailer is located.

               c. Special service tools recommended by MBUSA and then owned by Retailer and that are especially designed for servicing Mercedes-Benz Light Trucks. The prices for such special service tools will be the price paid by Retailer less depreciation calculated on a straight-line basis over a three-year period, or such other price as the parties may negotiate.

               d. Signs that MBUSA has recommended for identification of Retailer. The price of such signs shall be the price paid by Retailer less appropriate depreciation calculated on a straight-line basis over a three-year period, or such other price as the parties may negotiate.

          2.   RETAILER'S RESPONSIBILITIES

               MBUSA's obligations to repurchase the items set forth in this
               Section XI.H are contingent upon Retailer fulfilling all of the following obligations:

               a. Within thirty (30) days after the effective date of termination of this Agreement, Retailer shall deliver or mail to MBUSA a detailed inventory of all items referred to in this Section XI.H that it requests MBUSA repurchase and shall certify that such list is true and accurate.

               b. Retailer shall be entitled to request repurchase of only those items that it purchased from MBUSA, unless MBUSA agrees otherwise.

               c. Retailer will deliver to MBUSA at MBUSA's place of business and at Retailer's expense all Mercedes-Benz Light Truck Products and special service tools to be repurchased by MBUSA. If Retailer fails to do so, MBUSA may transfer such items and deduct the cost therefor from the repurchase price.

               d. Retailer will execute and deliver to MBUSA instruments satisfactory to MBUSA conveying good and marketable title to the aforesaid items to MBUSA. If such items are subject to any lien or charge of any kind, Retailer will procure the discharge in satisfaction thereof prior to their repurchase by MBUSA. Retailer will comply with the requirements of any state or federal laws that relate to the repurchase, including bulk sales or transfer laws.

               e. Retailer will provide to MBUSA in writing the names and addresses of all of its Mercedes-Benz light truck service clients.

               f. Retailer will deliver to MBUSA at MBUSA's place of business Or to a third person designated by MBUSA and at Retailer's expense any and all sales instruction manuals, promotional materials, technical or service literature, advertising and other printed material, computer software or other media relating to Mercedes-Benz Light Truck Products then in Retailer's possession and that were acquired or obtained by Retailer from MBUSA.

               g. Retailer will remove, at its own expense, all signage and corporate identification from Retailer's Approved Location(s), including all Mercedes-Benz Marks, before it is eligible for payment hereunder.

          3.   PAYMENT BY MBUSA

               MBUSA will pay Retailer for such items as Retailer may request be repurchased and that qualify hereunder as soon as practicable upon Retailer's compliance with all of the obligations set forth herein and upon computation of any outstanding indebtedness of Retailer to MBUSA.

               MBUSA shall have the right to offset from any amounts due to Retailer hereunder the total sum of Retailer's outstanding indebtedness to MBUSA.

               If Retailer disagrees with MBUSA's valuation of any item herein, and Retailer and MBUSA have not resolved their disagreement within ninety (90) days of the effective date of termination of this Agreement, MBUSA shall pay to Retailer the amount to which it reasonably believes Retailer is entitled. Retailer's exclusive remedy to recover any additional sums that it believes are due under this Section shall be by resort to the procedures set forth in Section XII.

XII. DISPUTE RESOLUTION PROCESS

     A.   THE MERCEDES-BENZ BOARD

          MBUSA and Retailer agree to minimize disputes between them. However, in the event that disputes arise, MBUSA and Retailer agree that they will attempt to resolve all matters between them before any formal action is taken to initiate any judicial, administrative or governmental proceeding.

          A Mercedes-Benz Board ("Board") will act as the administrator of all disputes between MBUSA and Retailer arising out of or relating to this Agreement. The Board will consist of three representatives who will be selected by MBUSA and three retailer operators of Mercedes-Benz passenger car retailers who will be selected by the Mercedes-Benz Retailer Board. The Board will determine eligibility requirements, develop procedures to ensure a fair and equitable decision ("ADR Procedures") and select individuals to participate in a Dispute Resolution Panel ("Panel") to hear an eligible dispute. The Panel shall consist of at least one MBUSA representative, one retailer operator of a Mercedes-Benz passenger car retailer, and one independent person who has been selected by the Board.

          The Board shall also monitor the Dispute Resolution Process, report to MBUSA and the Mercedes-Benz Retailer Board annually on the effectiveness of this process and, when required, make recommendations for changes in this process.

          There are two steps in the Dispute Resolution Process: mandatory mediation and optional arbitration. All disputes must first be submitted to mediation, unless that step is waived by written agreement of the parties. If mediation does not resolve the dispute to their mutual satisfaction, then Retailer may submit the dispute to arbitration.

     B.   MANDATORY MEDIATION

          Prior to initiating any judicial, administrative or governmental proceeding, MBUSA and Retailer agree to mediate any dispute arising out of or relating to the Agreement. MBUSA and Retailer agree that the procedures contained in the Retailer Dispute Resolution Guide shall govern mediation under Section XII.B. Mediation will be conducted by a Panel, which will evaluate each position and recommend a solution. This recommended solution is not binding on either party.

          If the parties are unable to resolve a dispute under this Section XII, and a party elects to initiate a judicial, administrative or governmental proceeding with respect to such dispute, the prevailing party shall be entitled to recover its costs of such proceeding, including its reasonable attorneys fees, from the other party.

          The parties hereby agree and stipulate that the Panel's recommended solution is admissible in any arbitration, judicial, administrative or governmental proceeding with respect to the dispute.

     C.   OPTIONAL ARBITRATION

          If a dispute has not been resolved after mediation, or if Retailer and MBUSA have agreed in writing to waive mediation, Retailer may submit the dispute to arbitration in accordance with the procedures in the Retailer Dispute Resolution Guide. The award of the arbitration panel shall be binding on MBUSA but not on Retailer, and shall be non-appealable except as otherwise provided in the United States Arbitration Act. Retailer may pursue its remedy in a judicial, administrative or governmental proceeding if Retailer chooses not to be bound by the arbitration award. Judgment upon any award rendered by the arbitrator(s) may be entered and enforced in any court having jurisdiction.

XIII. DEFENSE AND INDEMNIFICATION

     A.   DEFENSE AND INDEMNIFICATION BY MBUSA

          MBUSA agrees to assume the defense of Retailer and to indemnify and hold Retailer harmless in any lawsuit naming Retailer as a defendant and involving any Mercedes-Benz Light Truck Product when the lawsuit also involves allegations of:


          1. Bodily injury or property damage arising out of an occurrence allegedly caused solely by a defect or failure to warn of a defect in design, manufacture or assembly of a Mercedes-Benz Light Truck Product, provided that the defect could not reasonably have been discovered by Retailer during the pre-delivery inspections and service of the Mercedes-Benz Light Truck Product or otherwise;

          2. Any misrepresentation or misleading statement or unfair or deceptive trade practice of MBUSA; or

          3. Any substantial damage to a Mercedes-Benz Light Truck Product purchased by Retailer from MBUSA that was repaired by MBUSA and where Retailer had not been notified of such damage in writing prior to the delivery of the subject light truck, part or accessory to a retail client; and

               Provided:

          4. That Retailer delivers to MBUSA, in a manner to be designated by MBUSA, within twenty (20) days of the service of any summons or complaint, copies of such documents and requests in writing a defense and/or indemnification therein (except as provided in Section XIII.D below);

          5. That the complaint does not involve allegations of Retailer misconduct, including but not limited to, improper or unsatisfactory service or repair, misrepresentation, or any claim of Retailer's unfair or deceptive trade practice;

          6. That the Mercedes-Benz Light Truck Product which is the subject of the lawsuit was not altered by or for Retailer;

          7. That Retailer agrees to cooperate fully in the defense of such action as MBUSA may reasonably require; and

          8. That Retailer agrees that MBUSA may offset any recovery on Retailer's behalf against any indemnification that may be required hereunder.

     B.   DEFENSE AND INDEMNIFICATION BY RETAILER

          Retailer agrees to assume the defense of MBUSA or MBUSI and to indemnify and hold them harmless in any lawsuit naming MBUSA or MBUSI as a defendant when the lawsuit involves allegations of:

          1. Retailer's failure to comply, in whole or in part, with any obligation assumed by Retailer under this Agreement;

          2. Retailer's negligent or improper inspection, preparation, repair or servicing of a new or used Mercedes-Benz Light Truck Product, or such other motor vehicles or equipment as may be sold or serviced by Retailer;

          3. Retailers alleged breach of any contract or warranty other than that provided by MBUSA or MBUSI;

          4. Retailer's alleged misleading statements, misrepresentations, or deceptive or unfair trade practices;

          5. Any modification or alteration made by or on behalf of Retailer to a Mercedes-Benz Light Track Product, except those made pursuant to the express written instruction or with the express written approval of MBUSA;

          6. Any change in the employment status or in the terms or conditions of employment of any officer, employee or agent of Retailer or of any Owner or the Retailer Operator, including but not limited to claims for breach of employment contract, wrongful termination or discharge, tortious interference with contract or economic advantage, and similar claims; and

               Provided:

          7. That MBUSA delivers to Retailer, within twenty (20) days of the service of any summons, or complaint, copies of such documents, and requests in writing a defense and/or indemnification therein (except as provided in Section XIII.D below);

          8. That MBUSA agrees to cooperate fully in the defense of such action as Retailer may reasonably require; and

          9. That the complaint does not involve allegations of liability premised upon MBUSA's separate conduct or omissions.

     C.   CONDITIONAL DEFENSE AND/OR INDEMNIFICATION

          In agreeing to defend and/or indemnify each other, Retailer and MBUSA may make their agreement conditional on the continued existence of the state of facts as then known to such party and may provide for the withdrawal of such defense and/or indemnification at such time as facts arise which, if known at the time of the original request for a defense and/or indemnification, would have caused either Retailer or MBUSA to refuse such request.

          The party withdrawing from its agreement to defend and/or indemnify shall give timely notice of its intent to withdraw. Such notice shall be in writing and shall be effective upon receipt. The withdrawing party shall be responsible for all costs and expenses of defense up to the date of receipt of its notice of withdrawal.

     D.   THE EFFECT OF SUBSEQUENT DEVELOPMENTS

          In the event that subsequent developments in a case make clear that the allegations which initially preclude a request or an acceptance of a request for a defense and/or indemnification are no longer at issue therein or are without foundation, any party having a right to a defense and/or indemnification hereunder may tender such request for a defense and indemnification to the other party. Neither Retailer nor MBUSA shall be required to agree to such subsequent request for a defense and/or indemnification where that party would be unduly prejudiced by such delay.

     E.   TIME TO RESPOND AND RESPONSIBILITIES OF THE PARTIES

          Retailer and MBUSA shall have sixty (60) days from the receipt of a request for a defense and/or indemnification to conduct an investigation to determine whether or not, or under what conditions, it may agree to defend and/or indemnify pursuant to this Section.

          If local rules require a response to the complaint in the lawsuit prior to the time provided hereunder for a response to such request, the requesting party shall take all steps necessary, including obtaining counsel, to protect its own interest in the lawsuit until Retailer or MBUSA assumes the requested defense and/or indemnification. In the event that Retailer or MBUSA agrees to assume the defense and/or indemnification of a lawsuit, it shall have the right to engage and direct counsel of its own choosing and, except in cases where the request is made pursuant to Section XIII.D above, shall have the obligation to reimburse the requesting party for all reasonable costs and expense, including actual attorneys' fees, incurred prior to such assumption.

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

XIV. NOTICE OF BREACH OR FAILURE TO ACT IN GOOD FAITH

     In the interest of maintaining a harmonious relationship between MBUSA and Retailer, if Retailer believes that MBUSA has breached this Agreement or has failed to act in good faith toward Retailer, Retailer shall report its belief and the bases therefor promptly, in writing, to the President or a Vice President of MBUSA. For the purposes of this Section XIV, the term "good faith" shall mean MBUSA and its representatives acting in a fair, honest, commercially reasonable, equitable, and impartial manner toward Retailer. It is the intention of the parties that the purpose of the requirement of such notification by Retailer is to afford MBUSA sufficient opportunity to consider the claim of Retailer and if, in the sole determination of MBUSA, such claim is found to be meritorious, to undertake such measures as may be necessary to correct the condition of which Retailer complains.

XV.  GENERAL PROVISIONS

     A.   NOTICES

          Except as otherwise specifically provided herein, any notice required to be given by either party to the other shall be in writing, shall be delivered personally or by mail to the party at its address as stated in this Agreement, and shall be effective upon receipt by hand delivery or upon mailing.

     B.   NO IMPLIED WAIVERS

          The failure of either party at any time to require performance by the other party of any provision herein shall in no way affect the right of such party to require such performance at any time thereafter. The waiver by any party of a breach of any provision herein shall not constitute a waiver of any succeeding breach of the same or any other provision or constitute a waiver of the provision itself.

     C.   SOLE AGREEMENT OF THE PARTIES

          This Agreement terminates and supersedes all prior agreements between the parties relating to the subject matters covered herein. There are no prior agreements or understandings, either oral or written, between the parties affecting this Agreement or relating to the sale or service of Mercedes-Benz Light Truck Products, except as otherwise specifically provided for or referred to in this Agreement. Retailer acknowledges that no representations or statements other than those expressly set forth therein were made by MBUSA or any officer, employee, agent, or representative thereof, or were relied upon by Retailer in entering into this Agreement.


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
     D.   RETAILER NOT AN AGENT OR REPRESENTATIVE

          Retailer is an independent business. This Agreement does not constitute Retailer the agent or legal representative of MBUSA or MBUSI for any purpose whatsoever. Retailer is not granted any express or implied right or authority to assume or create any obligation on behalf of or in the name of MBUSA or MBUSI or to bind MBUSA or MBUSI in any manner whatsoever. No fiduciary obligations are created by this Agreement.

     E.   ASSIGNMENT OF RIGHTS OR DELEGATION OF DUTIES

          This is a personal service agreement and may not be assigned or sold in whole or in part, directly or indirectly, voluntarily or by operation of law, without the prior written consent of MBUSA. Any attempted transfer, assignment or sale without MBUSA's prior written consent will be void and not binding upon MBUSA.

     F.   NO FRANCHISE FEE

          Retailer warrants that it has paid no fee, nor has it provided any goods or services in lieu of same, to MBUSA in consideration of entering into this Agreement. The sole consideration for MBUSA's entering into this Agreement is Owner's and Retailer Operator's ability, integrity, assurance of personal services, and expressed intention to deal fairly and equitably with MBUSA and the public.

     G.   BENEFIT

          This Agreement is entered into by and between MBUSA and Retailer for their sole and mutual benefit. Neither this Agreement nor any specific provision contained in it is intended or shall be construed to be for the benefit of any third party.

     H.   NEW JERSEY LAW

          This Agreement shall be deemed to have been entered into in the State of New Jersey, and all questions concerning the validity, interpretation, or performance of any of its terms, or of any contractual rights or obligations of the parties hereto, shall be governed by and resolved in accordance with the internal laws of the State of New Jersey, including, without limitation, its statutes of limitations.


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
XVI. DEFINITIONS

     As used in this Agreement, the parties agree that the following terms shall be defined exclusively as set forth below.

     A. RETAILER: The natural person or entity that executes the Agreement and is authorized by MBUSA to sell and service Mercedes-Benz Light Truck Products as defined herein.

     B. OWNER: The persons identified in Paragraph D and the Final Paragraph of this Agreement.

     C. RETAILER OPERATOR: The person identified in Paragraph E and the Final Paragraph of this Agreement.

     D. MERCEDES-BENZ CENTER FACILITIES: The buildings, improvements, fixtures and equipment situated at the Approved Location(s) and identified in Paragraph F and the Final Paragraph of this Agreement.

     E. APPROVED LOCATION(S): The location(s) and any facilities thereon designated in Paragraph F and the Final Paragraph of this Agreement that MBUSA has approved for the Mercedes-Benz Center Operation(s) specified therein.

     F. MERCEDES-BENZ CENTER OPERATIONS: All retailer functions contemplated by this Agreement including, without limitation, sale and servicing of Mercedes-Benz Light Truck Products, use and display of Mercedes-Benz Marks and Mercedes-Benz Light Truck Products, rental and leasing of Mercedes-Benz Light Trucks, body shop work, financing or insurance services and any other activities undertaken by Retailer in connection with Mercedes-Benz Light Truck Products whether conducted directly or indirectly by Retailer.

     G. DCAG: DaimlerChrysler Aktiengesellschaft, a corporation of the Federal Republic of Germany and the owner of the Mercedes-Benz Marks, and any successor thereto.

     H. MERCEDES-BENZ MARKS: The various Mercedes-Benz trademarks, service marks, names, logos and designs that Retailer is authorized to use in the sale and servicing of Mercedes-Benz Light Truck Products, including the "Three-Pointed Star."

     1. MBUSI: Mercedes-Benz U.S. International, Inc., a Delaware corporation and the manufacturer of Mercedes-Benz Light Trucks.

     J. MERCEDES-BENZ LIGHT TRUCKS: All new Mercedes-Benz light trucks that MBUSA is authorized to sell to Mercedes-Benz light truck retailers in the

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
          United States of America pursuant to a written distribution agreement between MBUSI and MBUSA, and that MBUSA, in its sole discretion, sells to Retailer for resale.

     K. GENUINE MERCEDES-BENZ LIGHT TRUCK PARTS AND ACCESSORIES: All Mercedes-Benz light truck parts and accessories manufactured by or on behalf of MBUSA or MBUSI and such other parts and accessories specifically approved by MBUSI for use in servicing Mercedes-Benz Light Trucks that MBUSA sells to Retailer for resale.

     L. MERCEDES-BENZ LIGHT TRUCK PRODUCTS: All Mercedes-Benz Light Trucks and Genuine Mercedes-Benz Light Truck Parts and Accessories that MBUSA sells to Retailer for resale.

     M. COMPETITIVE VEHICLES: Those new vehicles that are considered by MBUSA to be directly competitive with Mercedes-Benz Light Trucks.

     N. WARRANTY MANUAL: The Mercedes-Benz Warranty Policies and Procedures Manual.

     O. MERCEDES-BENZ PASSENGER CAR RETAILER AGREEMENT: The Mercedes-Benz Passenger Car Retailer Agreement between MBUSA and Retailer.

XVII. ADDITIONAL PROVISIONS

     In consideration of MBUSA's agreement to appoint Retailer as a Mercedes-Benz light truck retailer, Retailer further agrees:

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